Exhibit 4.16 [Bindende deutsche Fassung. [Englische Obersetzung nur zu Binding German version.] Informationszwecken. English translation for infor mation purposes only.] Anderungsvereinbarung Amendment Agreement zwischen between Spark Networks SE mit Sitz in Mtinchen (ktinftig: Berlin), vertre registered in Munich (in the future: Berlin), ten <lurchden Verwaltungsrat, dieser vertreten represented by the administrative board ( Ver <lurchden Verwaltungsratsvorsitzenden waltungsrat), the latter represented by the chairman of the administrative board (nachfolgenddie ,,Gesellschaft") (hereinafter the "Company") und and Michael Schrezenmaier Strafle 132 Nr. 20, 13158 Berlin (nachfolgend der (hereinafter the ,,Geschaftsflihrende Direktor") "Managing Director") (Gesellschaft und GeschaftsflihrenderDirektor (Company and Managing Director nachfolgend zusammen die ,,Parteien" collectively hereinafter und einzeln j eweils eine ,,Partei"). the "Parties", and each a "Party"). Praambel Preamble Der Geschaftsflihrende Direktor ist <lurch The Managing Director has been appointed Beschluss des Verwaltungsrats der Gesell- as managing director of the Company by EU-181957 v2